FIFTH AMENDMENT TO THE
MORRISON RETIREMENT PLAN

        THIS FIFTH AMENDMENT is made on this 17th day of December, 2002, by RUBY TUESDAY, INC., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”).

W I T N E S S E T H:

        WHEREAS, the Primary Sponsor maintains the Morrison Retirement Plan (the “Plan”), which was last amended and restated under an indenture dated October 21, 1994; and

        WHEREAS, the Primary Sponsor desires to amend the Plan to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and other technical provisions set forth in recent guidance issued by the Internal Revenue Service; and

        WHEREAS, the relevant provisions of this amendment are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and any guidance issued thereunder; and

        NOW, THEREFORE, generally effective as of July 1, 2002, except where otherwise provided, the Plan is hereby amended as follows:

    1.        Effective for distributions with an annuity starting date beginning on or after December 31, 2002, by deleting Section 1.2(b) in its entirety and by substituting therefor the following:

    “(b)        for purposes of calculating the present value of, and distributing a Participant’s Accrued Benefit in the form of, a lump sum, the Actuarial Equivalent shall be determined by using an interest rate assumption equal to the rate of interest on 30-year Treasury securities for the last full month immediately preceding the first day of the Plan Year in which the date of distribution is to occur, as specified by the Commissioner of the Internal Revenue Service for that month, and by using the applicable mortality table used for purposes of satisfying the requirements of Code Section 417(e), as prescribed in Revenue Ruling 2001-62 and any successor guidance thereto.”

    2.        Effective for distributions with an annuity starting date beginning on or after December 31, 2002, by deleting Section 1.2(d) in its entirety and by substituting therefor the following:

    “(d)        For purposes of adjusting any benefit or limitation, as applicable, under Code Section 415(b)(2)(B) or (C) (other than adjusting any form of benefit subject to Code Section 417(e)(3)), the Actuarial Equivalent shall be determined by using an interest rate assumption equal to the greater of five percent (5%) or the interest rate assumptions set forth in Appendix C; for purposes of adjusting any limitation under Code Section 415(b)(2)(D), the Actuarial Equivalent shall be determined by using an interest rate equal to five percent (5%) per annum; for purposes of adjusting any benefit under Code Section 415(b)(2)(B) that is subject to Code Section 417(e)(3), the Actuarial Equivalent shall be determined by using an interest rate assumption equal to the greater of the interest rate assumptions set forth in Appendix C or the rate of interest on 30-year Treasury securities for the last full month immediately preceding the first day of the Plan Year in which the date of distribution is to occur, as specified by the Commissioner of the Internal Revenue Service for that month; and for purposes of adjusting any benefit or limitation under Code Section 415(b)(2)(B), (C) or (D) as set forth under Appendix A, the Actuarial Equivalent shall be determined by using the mortality table in effect as of the applicable determination date as prescribed in Revenue Ruling 2001-62 and any successor guidance thereto.”

    3.        By deleting the existing Section 1.7 and substituting therefor the following:

“1.7 ‘Annual Compensation Limit’ means $200,000, which amount may be adjusted in subsequent Plan Years based on changes in the cost of living as announced by the Secretary of the Treasury. In determining any benefit accruals in Plan Years beginning after June 30, 2002, the Annual Compensation Limit for Plan Years beginning before July 1, 2002, shall be the dollar amount as previously in effect under Code Section 401(a)(17), as modified by Plan Section 1.6(d).”

    4.        By adding the following new Section 1.7A:

“1.7A ‘Appeals Fiduciary’ means an individual or group of individuals appointed to review appeals of claims for benefits payable due to a Participant’s Disability made pursuant to Plan Section 9.4.”

5.     By deleting the existing Section 1.14 and substituting therefor the following:

“1.14 ‘Disability’ means a physical or mental condition arising after the original date of employment of the Participant which totally and permanently prevents the Participant from engaging in any gainful occupation or employment with a Plan Sponsor. The determination as to whether a Participant is totally and permanently disabled shall be made by the Plan Administrator based (a) on medical evidence by a licensed physician designated by the Plan Administrator; (b) on evidence that the Participant is eligible for disability benefits under any long-term disability plan sponsored by the Plan Sponsor; or (c) on evidence that the Participant is eligible for disability benefits under the Social Security Act.”

    6.        By deleting the existing Section 1.22 and substituting therefor the following:

“1.22 ‘Eligible Retirement Plan’ means any of the following that will accept a Distributee’s Eligible Rollover Distribution:

(a)	an individual retirement account described in Code Section 408(a);

(b)	an individual retirement annuity described in Code Section 408(b);

(c)	an annuity plan described in Code Section 403(a) or an annuity contract described in Code Section 403(b);

(d)	a qualified trust described in Code Section 401(a); or

(e)	an eligible plan under Code Section 457(b) which is maintained by a state or political subdivision of a state, or any agency or instrumentality of a state or political subdivision and which agrees to separately account for amounts transferred into such plan from this Plan.

Effective for distributions after December 31, 2005, if any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a designated Roth account (as defined in Code Section 402A), an Eligible Retirement Plan with respect to such portion shall include only another designated Roth account and a Roth IRA.”

    7.        By deleting the existing Section 1.23 and substituting therefor the following:

“1.23 ‘Eligible Rollover Distribution’ means any distribution of all or any portion of the Distributee’s Accrued Benefit, except that an Eligible Rollover Distribution does not include:

(a)	any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten (10) years of more;

(b)	any distribution to the extent such distribution is required under Code Section 401(a)(9);

(c)	any distribution which is made upon the hardship of the Employee; and

(d)	except as otherwise provided in this Section, the portion of any distribution that is not includable in gross income (determined without regard to the exclusions for net unrealized appreciation with respect to employer securities).

‘Eligible Rollover Distribution’ shall include any portion of the distribution that is not includable in gross income provided such amount is distributed directly to one of the following:

(i) an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b) (other than an endowment contract); or

(ii) a qualified trust as described in Code Section 401(a) but only to the extent that

(A)	the distribution is made in a direct trustee-to-trustee transfer;

(B)	the transferee plan is a defined contribution plan; and

(C)	the transferee plan agrees to separately account for amounts transferred (including a separate accounting for the portion of the distribution which is includable in income and the portion which is not includable in income).”

    8.        By deleting the existing Section 1.32 and substituting therefor the following:

"1.32 `Named Fiduciary' means only the following:

    (a)        the Plan Administrator;

    (b)        the Trustee;

    (c)        the Investment Committee;

    (d)        the Investment Manager; and

    (e)        the Appeals Fiduciary.”

    9.        By deleting existing Section 1.42 and substituting therefor “[Reserved.]"

    10.        By deleting Section 6.3 in its entirety and by substituting therefor the following:

“6.3 Notwithstanding any other provision of the Plan to the contrary, if the Actuarial Equivalent of a Participant’s vested Accrued Benefit exceeds $5,000, it shall not be distributed prior to the Participant’s Normal Retirement Age without the written consent of the Participant and, if the Participant is married, his spouse (or if the Participant is deceased, his surviving spouse).”

    11.        By adding the following Subsection (d) to Section 6.6:

    “(d)        Distributions will be made in accordance with the requirements of Code Section 401(a)(9), including the minimum distribution incidental benefit requirements. Notwithstanding the foregoing, effective January 1, 2003, any distributions pursuant to Code Section 401(a)(9) shall be administered in accordance with the requirements of Appendix D hereto.”

    12.        By adding the following new Section 8.9:

“8.9 Appeals Fiduciary. The Primary Sponsor shall appoint an Appeals Fiduciary. The Appeals Fiduciary shall be required to review claims for benefits payable due to a Participant’s Disability that are initially denied by the Plan Administrator and for which the claimant requests a full and fair review pursuant to Section 9.4. The Appeals Fiduciary may not be the individual who made the initial adverse determination with respect to any claim he reviews and may not be a subordinate of any individual who made the initial adverse determination. The Appeals Fiduciary may be removed in the same manner in which appointed or may resign at any time by written notice of resignation to the Primary Sponsor. Upon such removal or resignation, the Primary Sponsor shall appoint a successor.”

    13.        Effective for claims filed on or after January 1, 2002, by deleting the existing Section 9 of the Plan and substituting therefor the following:

“SECTION 9
CLAIM REVIEW PROCEDURE

9.1 Notice of Denial. If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

9.2 Contents of Notice of Denial. If a Participant or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

    (d)        an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review;

    (e)        in the case of a claim for benefits due to a Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

    (f)        in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

9.3 Right to Review. After receiving written notice of the denial of a claim or that a domestic relations order is a qualified domestic relations order, a claimant or his representative shall be entitled to:

    (a)        request a full and fair review of the denial of the claim or determination that a domestic relations order is a qualified domestic relations order by written application to the Plan Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to a Participant’s Disability);

(b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator or Appeals Fiduciary, as applicable; and

    (d)        a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      9.4 Application for Review.

    (a)        If a claimant wishes a review of the decision denying his claim to benefits under the Plan, other than a claim described in Subsection (b) of this Section 9.4, or if a claimant wishes to appeal a decision that a domestic relations order is a qualified domestic relations order, he must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial or notice that the domestic relations order is a qualified domestic relations order.

    (b)        If the claimant wishes a review of the decision denying his claim to benefits under the Plan due to a Participant’s Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall

(i) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

    (ii)        identify the medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

9.5 Hearing. Upon receiving such written application for review, the Plan Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator or Appeals Fiduciary received such written application for review.

9.6 Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

9.7 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

9.8 Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Fiduciary determines that the extension of time is required, the Plan Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

(a) the specific reasons for the decision;

(b) specific references to the pertinent provisions of the Plan on which the decision is based;

    (c)        a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

    (d)        an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

    (e)        in the case of a claim for benefits due to the Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

    (f)        in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(g) in the case of a claim for benefits due to a Participant’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.”

    14.        By deleting “and C” from Section 17 and substituting “, C and D” therefor.

    15.        By deleting “$90,000” from the first sentence of Section 1 of Appendix A and substituting “$160,000” therefor; provided, however, that this substitution shall not increase the Accrued Benefit of any Participant accrued prior to January 1, 1988.

    16.        By deleting the existing Sections 2 and 3 of Appendix A and substituting therefor the following:

“SECTION 2

If retirement payments to a Participant commence before the Participant attains age 62, the limitation under Section 1(a)(1) of this Appendix A shall be reduced so that it is the actuarial equivalent of the adjusted $160,000 limit at age 62; provided, however, that the actuarial equivalent of the adjusted $160,000 limit shall be determined using (a) the Plan factors for determining the Accrued Benefit of a Participant who attains his Early Retirement Date; or (b) five percent (5%) and the mortality table in effect as of the determination date, as prescribed by the Secretary of Treasury pursuant to Code Section 415(b)(2)(E)(v) and as provided in Revenue Ruling 2001-62 and any successor guidance thereto, whichever results in the smallest adjusted limit.

SECTION 3

If retirement payments to a Participant commence after the Participant attains age 65, the limitation under Section 1(a)(1) shall be adjusted so that it is the actuarial equivalent of a benefit of $160,000 beginning at age 65 multiplied by the cost-of-living adjustment factor prescribed by the Secretary of the Treasury under Code Section 415(d), provided, that the adjustment to the $160,000 limit shall be determined using (a) the rates and mortality table set forth in Section 1.2, or (b) five percent (5%) and the mortality table in effect as of the determination date, as prescribed by the Secretary of Treasury pursuant to Code Section 415(b)(2)(E)(v) and as provided in Revenue Ruling 2001-62 and any successor guidance thereto, whichever results in the smallest adjusted limit.”

    17.        By redesignating Subsections 9.1 through 9.4 of Section 1 of Appendix B as Subsections (a) through (d) and by deleting the existing Section 1(b) of Appendix B to the Plan and substituting therefor the following:

“(b) ‘Key Employee’ means an Employee or former Employee (including a Beneficiary of a Key Employee or former Key Employee) who at any time during the Plan Year containing the Determination Date was:

    (1)        an officer of the Plan Sponsor or any Affiliate whose Annual Compensation was greater than $130,000 (as adjusted for changes in the cost of living as provided in regulations issued by the Secretary of the Treasury for Plan Years beginning after December 31, 2002), where the term ‘officer’ means an administrative executive in regular and continual service to the Plan Sponsor or an Affiliate; provided, however, that in no event shall the number of officers exceed the lesser of (A) fifty (50) employees; or (B) the greater of (I) three (3) employees or (II) ten percent (10%) of the number of Employees during the Plan Year, with any non-integer being increased to the next integer. If for any year, no officer of the Plan Sponsor meets the requirements of this Subparagraph (1), the highest paid officer of the Plan Sponsor for the Plan Year shall be considered an officer for purposes of this Subparagraph (1);

    (2)        an owner of more than five percent (5%) of the outstanding stock of the Plan Sponsor or an Affiliate or more than five percent (5%) of the total combined voting power of all stock of the Plan Sponsor or an Affiliate; or

    (3)        an owner of more than one percent (1%) of the outstanding stock of the Plan Sponsor or an Affiliate or more than one percent (1%) of the total combined voting power of all stock of the Plan Sponsor or an Affiliate, and who in such Plan Year had Annual Compensation from the Plan Sponsor and all of its Affiliates of more than $150,000.

For purposes of determining ownership under Subsections (2) and (3) above, the rules set forth in Code Section 318(a)(2) shall be applied as follows (i) in the case of any Plan Sponsor or Affiliate which is a corporation, by substituting five percent (5%) for fifty percent (50%) and, (ii) in the case of any Plan Sponsor or Affiliate which is not a corporation, ownership in such Plan Sponsor or Affiliate shall be determined in accordance with Treasury Regulations which shall be based on principles similar to the principles of Code Section 318(a)(2) as modified by clause (i) hereof.

Employees other than Key Employees are sometimes referred to in this Appendix B as ‘non-key employees.’"

    18.        By deleting the existing Subsection (d)(3)(C) of Section 1 of Appendix B of the Plan and substituting therefor the following:

    “(C)        For purposes of determining the present value of the cumulative accrued benefit under a plan for any Participant in accordance with this Subsection, the present value shall be increased by the aggregate distributions made with respect to the Participant (including distributions paid on account of death to the extent they do not exceed the present value of the cumulative accrued benefit existing immediately prior to death) under each plan being considered, and under any terminated plan which if it had not been terminated would have been in a Required Aggregation Group with the Plan, during the 1-year period ending on the Determination Date or the last day of the Plan Year that falls within the calendar year in which the Determination Date falls. In the case of a distribution made with respect to a Participant made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting a 5-year period for the 1-year period.”

    19.        By deleting the existing Subsection (d)(3)(F) of Section 1 of Appendix B to the Plan and substituting therefor the following:

    “(F)        For purposes of this Paragraph (3), if any Employee has not performed any service for a Plan Sponsor or an Affiliate maintaining the plan during the 1-year period ending on the Determination Date, any accrued benefit for that Employee shall not be taken into account.”

20.	Effective January 1, 2003, by adding the following Appendix D: “APPENDIX D MINIMUM DISTRIBUTION REQUIREMENTS

SECTION 1
GENERAL RULES

    (a)        Effective Date and Precedence. The provisions of this Appendix D will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. The provisions of this Appendix D will take precedence over any inconsistent provisions of the Plan.

    (b)        Requirements of Treasury Regulations Incorporated. All distributions required under this Appendix D will be determined and made in accordance with the Treasury Regulations promulgated under Code Section 401(a)(9).

    (c)        TEFRA Section 242(b)(2) Elections. Notwithstanding the provisions of this Appendix D, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

SECTION 2
TIME AND MANNER OF DISTRIBUTION

    (a)        Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

    (b)        Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

    (1)        If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70½, if later.

    (2)        If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

    (3)        If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

    (4)        If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 2(b), other than this Section 2(b)(1), will apply as if the surviving spouse were the Participant.

        For purposes of this Section 2(b) and Section 5 of Appendix D, unless Section 2(b)(4) of this Appendix D applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 2(b) of this Appendix D applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 2(b)(1) of this Appendix D. If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 2(b)(1)), the date distributions are considered to begin is the date distributions actually commence.

    (c)        Form of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year, distributions will be made in accordance with Sections 3, 4 and 5 of this Appendix D. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and Treasury Regulations promulgated thereunder. Any part of the Participant’s interest which is in the form of an individual account as described in Code Section 414(k) will be distributed in a manner satisfying the requirements of Code Section 401(a)(9) and Treasury Regulations promulgated thereunder that apply to individual accounts.

SECTION 3
DETERMINATION OF AMOUNT
TO BE DISTRIBUTED EACH YEAR

    (a)        General Annuity Requirements. If the Participant’s interest is paid in the form of annuity distributions under the Plan, payments under the annuity will satisfy the following requirements:

(1) the annuity distributions will be paid in periodic payments made at intervals not longer than one year;

(2) the distribution period will be over a life (or lives) or over a period certain not longer than the period described in Section 4 or 5 of this Appendix D;

(3) once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted;

(4) payments will either be nonincreasing or increase only as follows:

(A) by an annual percentage increase that does not exceed the annual percentage increase in a cost-of-living index that is based on prices of all items and issued by the Bureau of Labor Statistics;

    (B)        to the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the Beneficiary whose life was being used to determine the distribution period described in Section 4 of this Appendix D dies or is no longer the Participant’s Beneficiary pursuant to a qualified domestic relations order within the meaning of Code Section 414(p);

(C) to provide cash refunds of employee contributions upon the Participant’s death; or

(D) to pay increased benefits that result from a Plan amendment.

    (b)        Amount Required to be Distributed by Required Beginning Date. The amount that must be distributed on or before the Participant’s Required Beginning Date (or, if the Participant dies before distributions begin, the date distributions are required to begin under Section 2(b)(1) or (2) of this Appendix D) is the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received (e.g., bimonthly, monthly, semi-annually, or annually). All of the Participant’s benefit accruals as of the last day of the first Distribution Calendar Year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s Required Beginning Date.

    (c)        Additional Accruals After First Distribution Calendar Year. Any additional benefits accruing to the Participant in a calendar year after the first Distribution Calendar Year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.

SECTION 4
REQUIREMENTS FOR ANNUITY DISTRIBUTIONS
THAT COMMENCE DURING PARTICIPANT’S LIFETIME

    (a)        Joint Life Annuities Where the Beneficiary Is Not the Participant’s Spouse. If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary, annuity payments to be made on or after the Participant’s Required Beginning Date to the Designated Beneficiary after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A-2 of Treasury Regulation Section 1.401(a)(9)-6T. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the Designated Beneficiary after the expiration of the period certain.

    (b)        Period Certain Annuities. Unless the Participant’s spouse is the sole Designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s spouse is the Participant’s sole Designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this Section 4(b), or the joint life and last survivor expectancy of the Participant and the Participant’s spouse as determined under the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the attained ages of the Participant and the Participant’s spouse as of the birthday of the Participant and the Participant’s spouse in the calendar year that contains the annuity starting date.

SECTION 5
REQUIREMENTS FOR MINIMUM DISTRIBUTIONS WHERE
PARTICIPANT DIES BEFORE DATE DISTRIBUTIONS BEGIN

    (a)        Participant Survived by Designated Beneficiary. If the Participant dies before the date distribution of his or her interest begins and there is a Designated Beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in Section 2(b)(1) or (2) of this Appendix D, over the life of the Designated Beneficiary or over a period certain not exceeding:

    (1)        unless the annuity starting date is before the first Distribution Calendar Year, the Life Expectancy of the Designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or

    (2)        if the annuity starting date is before the first Distribution Calendar Year, the Life Expectancy of the Designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year that contains the annuity starting date.

    (b)        No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

    (c)        Death of Surviving Spouse Before Distributions to Surviving Spouse Begin. If the Participant dies before the date distribution of his or her interest begins, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions to the surviving spouse begin, this Section 5 will apply as if the surviving spouse were the Participant, except that the time by which distributions must begin will be determined without regard to Section 2(b)(1) of this Appendix D.

SECTION 6
DEFINITIONS

        As used in this Appendix D, the following words and phrases shall have the meaning set forth below:

    (a)        Designated Beneficiary. The individual who is designated as the Beneficiary under Section 1.8 of the Plan and is the Designated Beneficiary under Code Section 401(a)(9) and Treasury Regulation Section 1.401(a)(9)-1, Q&A-4.

    (b)        Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to Section 2(b) of this Appendix D.

    (c)        Life Expectancy. Life Expectancy as computed by use of the Single Life Table in Treasury Regulations Section 1.401(a)(9)-9.

    (d)        Required Beginning Date. The date specified in Section 6.6(c) of the Plan.”

        Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Fifth Amendment.

        IN WITNESS WHEREOF, the Primary Sponsor has caused this Fifth Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC. BY: /s/ Samuel E. Beall, III —————————————— TITLE: Chairman and CEO